Exhibit 99.1

EQM Technologies & Energy, Inc. ANNOUNCEs AGREEMENT

TO SELL ITS Biodiesel PRODUCTION bUSINESS to Delek Renewables, LLC

Cincinnati, OH, January 2, 2013 – EQM Technologies & Energy, Inc. (OTCQB: EQTE) (“EQM”), a leading provider of environmental services to government and commercial businesses, today announced that it has entered into an agreement to sell its biodiesel production facility based in Cleburne, TX and related assets to Delek Renewables, LLC (“Delek Renewables”), a wholly owned subsidiary of Delek US Holdings, Inc. (NYSE:DK),  for approximately $5.3 million in cash. The transaction, which has been approved by EQM’s Board of Directors, is expected to close on or before January 23, 2013, and is subject to customary closing conditions. EQM plans to use the proceeds from the transaction to pay off all $1,650,000 unpaid principal and all accrued but unpaid interest under EQM’s secured subordinated notes that are secured by the assets being sold in the transaction, and for general corporate purposes.

EQM and Delek Renewables are parties to a tolling agreement pursuant to which EQM produces biodiesel for Delek Renewables using the feedstock of Delek Renewables. This tolling agreement will terminate upon the completion of the asset sale.

“The transaction will allow us to exit the biodiesel production business while achieving value for our stockholders. Following the transaction, our team will be able to focus entirely on the growth of our environmental services business,” said James E. Wendle, President and Chief Operating Officer of EQM. “With an improved operating platform and capital structure, EQM is poised to accelerate its growth plan, which includes organic growth, as well as strategic acquisitions of environmental service companies with proven track records of growth and increasing profit margins,” added Mr. Wendle.

EQM Technologies & Energy, Inc.

EQM, based in Cincinnati, OH, is a leading provider of environmental services - consulting & engineering, clean technology, and remediation & construction management - to the public and industrial sectors, with approximately 240 employees and satellite offices and operations in 10 states.  EQM has longstanding relationships and multi-year contracts with numerous federal agencies, including the Environmental Protection Agency and the Department of Defense (including the Air Force Center for Engineering & Environment, Naval Facilities Engineering Command, and the Army Corps of Engineers), as well as private sector clients across numerous industries.  For more information, please visit www.eqm.com.

Statements in this press release regarding EQM’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. EQM wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. To the extent the content of this press release includes forward-looking statements; they involve various risks and uncertainties, including the successful integration of acquired businesses, projected financial information and the continued successful implementation of EQM’s business strategy.

Certain of these risks and uncertainties are described in greater detail in EQM’s filings with the Securities and Exchange Commission. EQM is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact

EQM Technologies & Energy, Inc.

Robert R. Galvin, 800-229-7495 or 513-742-7219

Chief Financial Officer

Fax: 513-825-7495

rgalvin@eqm.com